Exhibit 99.1

               Hexcel Reports 2007 Third Quarter Results

    Third Quarter 2007 Highlights

    -- Sales from continuing operations of $281.1 million up $28.8 million or 11.4% year-on-year (8.4% in constant currency)

    -- Commercial Aerospace sales of $152.8 million up 15.8% from the third quarter 2006 of $132.0 million (13.7% in constant currency)

    -- Net income from continuing operations during the quarter of $18.1 million, or $0.19 per diluted share, compared to $15.2 million, or $0.16 per share in third quarter 2006

    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 22, 2007--Hexcel Corporation (NYSE: HXL) today reported results for the third quarter of 2007. Net sales from continuing operations in the quarter were $281.1 million, 11.4% higher than the $252.3 million reported for the third quarter of 2006. Related operating income for the third quarter was $30.2 million compared to $23.9 million for the same period last year. Net income from continuing operations for the third quarter of 2007 was $18.1 million, or $0.19 per diluted share, compared to $15.2 million, or $0.16 per diluted share, in 2006. Net loss from discontinued operations was $0.8 million, which includes an after-tax loss on sale of $2.4 million. Discontinued operations primarily consist of the U.S. electronics, ballistics and general industrial reinforcement product lines ("EBGI"), which were sold to JPS Industries on August 6, 2007.

    Chief Executive Officer Comments

    Mr. Berges commented, "The third quarter saw continued strong sales to most of the commercial aerospace market. Sales to Boeing, regional aircraft builders and for engines and nacelles were up significantly for the third quarter in a row. Airbus sales were again down for the quarter, but only slightly as the impact of the A380 delay began a year ago. The first A380 has been delivered to Singapore Airlines and based on the current recovery schedule we expect favorable year-over-year sales comparisons going forward. We are encouraged that two new customers have recently committed to add the A380 to their fleet and hope to see renewed interest as this groundbreaking aircraft enters active service."

    "We generated nice year-over-year improvements in both gross margin and operating margin, and we still expect to meet our margin guidance targets for the year. With new aerospace programs, higher build rates, new product qualifications, new process developments and facilities underway, these are exciting times for us. The employees of Hexcel recognize the tremendous opportunities in front of them, and are working relentlessly to turn these opportunities into a more profitable future."

    Markets

    Commercial Aerospace

    -- Commercial aerospace sales grew for the quarter by 15.8% (13.7% in constant currency) to $152.8 million. The growth was driven by strong sales to Boeing and its subcontractors, to manufacturers of engines and nacelles and to regional aircraft producers. Sales to these customers were up over 25% year-on-year for the third quarter in a row. We do not expect the recently announced delay in the delivery of the first B787 to significantly impact us.

    -- Sales to Airbus were down less than 5%, a smaller decline than the first two quarters of the year, as year-over-year comparisons were less impacted by the A380 delay. While it remains difficult to forecast how Airbus and each of its many subcontractors work through their inventory, we do expect A380 sales will begin to show growth beginning with this year's fourth quarter.

    Industrial

    -- Industrial sales for the quarter were up 1.2% (down 4.1% in constant currency) to $67.9 million. Sales of materials for the wind energy market were robust, but again offset by lower sales in the recreation and other industrial markets.

    -- After a slow start to the year, wind energy had strong double digit growth for the second quarter in a row versus last year. Global demand remains strong and capacity is being added, so we expect continued growth.

    -- Sales for recreation applications were lower than in the comparable quarter of 2006 principally because of continued weak sales of winter sports products in Europe. Other industrial sales in the Americas were lower than last year as we continue to refine our focus on selected customers and applications. We do not expect further reductions in these sub-markets on a sequential quarter basis.

    Space & Defense

    -- Space & Defense sales of $60.4 million for the quarter were up 13.5% over last year (11.6% in constant currency), which brings the year-to-date growth to 11.7% (9.5% in constant currency). In the quarter, global demand for rotor craft and U.S. military aircraft were the main contributors to the growth.

    Operations

    -- Aerospace qualification processes are underway in a number of locations including our new carbon fiber precursor line in Decatur, AL; a new prepreg facility in Stade, Germany; a new carbon fiber line in Salt Lake City, UT; and for prepreg products transferred as part of the Livermore, CA closure. We are also opening new satellite prepreg facilities in Nantes, France and Tianjin, China to be close to our customers. The training of new Spanish employees continues in order to assure a timely start-up of our fiber facility in Illescas, Spain early next year. While these projects add some burden to our near term costs, each represents a strategic positioning to support the growth we now anticipate.

    -- Gross margins increased to 23.8% in the quarter compared to 22.7% in the third quarter of 2006. Improved product sales mix and fixed cost leverage on higher volumes contributed to the increase.

    -- R&T spending was $0.9 million higher compared to the third quarter of 2006 reflecting continued expenditures related to new product development and qualification efforts for new aircraft programs, including the B787, B747-8, and the A350. A significant portion of the costs were again associated with our Engineered Products operating segment as a result of certification testing on the B787 components made from our new HexMC(R) system.

    -- Operating income for the quarter, excluding business consolidation and restructuring expense, was $32.8 million or 11.7% of sales, two percentage points higher than the third quarter of 2006 (see Table F).

    Discontinued Operations

    -- As previously disclosed, the Company completed the sale of EBGI to JPS Industries for an initial cash purchase price of $62.5 million plus up to $12.5 million of additional payments dependent upon future sales of the Ballistics product line. Any additional payments will be recorded as income when earned.

    Income Taxes

    -- The Company's effective income tax rate for the third quarter 2007 was 29.5% as compared to 22.0% for the third quarter of 2006. The 2006 provision included the reversal of $3.6 million of the valuation allowance against the Company's U.S. deferred tax assets related to capital losses. The year to date tax rate is now 38.1%. The reduction in the third quarter rate as compared to the 42.3% in the first half of 2007 primarily reflects a favorable audit settlement, including the release of $1.1 million of FIN 48 reserves. We expect our rate for the full year to be approximately 39%.

    Total Debt, Net of Cash

    -- Total debt, net of cash, of $293.2 million as of September 30, 2007 decreased by $93.4 million from $386.6 million as of December 31, 2006. The year-to-date results include $84.0 million of proceeds from the sale of the discontinued operations. The $15.0 million liability recorded in the second quarter for the settlement of the Zylon matter is expected to be paid in the fourth quarter.

    Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, October 23, 2007 to discuss the third quarter results and respond to questions. The telephone number for the conference call is (913) 312-0697 and the confirmation code is 4478270. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

    Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

    Disclaimer on Forward Looking Statements

    This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including growth in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Boeing and Airbus, the revenues we may generate from a aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues including rotorcraft applications and the trend in wind, recreation and other industrial applications), our focus on maintaining and improving margins and implementing a final settlement with the DOJ in the Zylon matter. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in our filings with the SEC. We do not undertake an obligation to update our forward-looking statements to reflect future events.



Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                              Unaudited
                                 -------------------------------------
                                   Quarter Ended    Nine Months Ended
                                    September 30,     September 30,
(In millions, except per share
 data)                             2007     2006     2007      2006
----------------------------------------------------------------------
Net sales                        $  281.1 $  252.3 $  853.4  $  786.6
Cost of sales                       214.2    195.0    644.6     597.2
----------------------------------------------------------------------

 Gross margin                        66.9     57.3    208.8     189.4
    % Gross margin                   23.8%    22.7%    24.5%     24.1%

Selling, general and
 administrative expenses (a)         26.4     26.1     84.8      80.1
Research and technology expenses      7.7      6.8     25.7      21.7
Business consolidation and
 restructuring expenses               2.6      0.5      4.1       1.7
----------------------------------------------------------------------

  Operating income                   30.2     23.9     94.2      85.9

Interest expense, net                 5.3      5.7     16.9      18.5
Non-operating expense (b)             0.5       --      1.0        --
----------------------------------------------------------------------

 Income from continuing
  operations before income taxes,
  equity in earnings and
  discontinued operations            24.4     18.2     76.3      67.4
Provision for income taxes            7.2      4.0     29.1      23.4
----------------------------------------------------------------------

  Income from continuing
   operations before equity in
   earnings and discontinued
   operations                        17.2     14.2     47.2      44.0
Equity in earnings of affiliated
 companies                            0.9      1.0      3.2       3.2
----------------------------------------------------------------------

  Net income from continuing
   operations                        18.1     15.2     50.4      47.2
Income (loss) from discontinued
 operations, net of tax (c)           1.6      0.5     (5.3)      0.6
(Loss) gain on sale of
 discontinued operations, net of
 tax                                 (2.4)      --      4.4        --
----------------------------------------------------------------------
  Net income                     $   17.3 $   15.7 $   49.5  $   47.8
----------------------------------------------------------------------

Basic net income (loss) per
 common share:

 Continuing operations           $   0.19 $   0.16 $   0.53  $   0.50
 Discontinued operations            (0.01)    0.01    (0.01)     0.01
                                  -------- -------- --------- --------
 Net income per common share     $   0.18 $   0.17 $   0.52  $   0.51
Diluted net income (loss) per
 common share:

 Continuing operations           $   0.19 $   0.16 $   0.52  $   0.50
 Discontinued operations            (0.01)      --    (0.01)       --
                                  -------- -------- --------- --------
 Net income per common share     $   0.18 $   0.16 $   0.51  $   0.50
Weighted-average common shares:

 Basic                               94.9     93.7     94.4      93.3
 Diluted                             96.7     95.2     96.2      95.4
----------------------------------------------------------------------


    (a) Includes an accrual of $2.0 million for environmental remediation costs for the quarter and nine-months ended September 30, 2006, previously classified as cost of sales.

    (b) Non-operating expense is the accelerated amortization of deferred financing costs as a result of prepayments of the Company's bank term loan with the net proceeds from asset sales.

    (c) Included in the nine-month period ended September 30, 2007 is an after-tax charge of $9.7 million related to the establishment of a reserve for previously disclosed litigation.



Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                               Unaudited
                                  ------------------------------------
(In millions, except per share     September 30, June 30, December 31,
 data)                                  2007       2007       2006
----------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents         $        31.4 $   36.0 $       25.7
Accounts receivable, net                  185.0    192.0        169.8
Inventories, net                          179.0    166.7        150.8
Prepaid expenses and other current
 assets                                    39.1     32.1         35.4
Assets of discontinued operations            --     39.7         44.1
----------------------------------------------------------------------
Total current assets                      434.5    466.5        425.8

Property, plant and equipment             805.3    783.7        750.3
Less accumulated depreciation            (405.5)  (404.9)      (403.8)
----------------------------------------------------------------------
Net property, plant and equipment         399.8    378.8        346.5

Goodwill and other intangible
 assets, net                               59.3     58.9         58.5
Investments in affiliated
 companies                                 16.6     15.7         11.1
Deferred tax assets                        94.1     96.4        103.0
Other assets                               16.0     17.1         22.3
Assets of discontinued operations            --     40.0         47.4
----------------------------------------------------------------------
Total assets                      $     1,020.3 $1,073.4 $    1,014.5
----------------------------------------------------------------------

Liabilities and Stockholders'
 Equity
Current liabilities:
Notes payable and current
 maturities of capital lease
 obligations                      $         1.8 $    2.0 $        2.5
Accounts payable                          103.4    100.6         96.0
Accrued liabilities                       126.1    131.1        105.6
Liabilities of discontinued
 operations                                  --     12.4         15.2
----------------------------------------------------------------------
Total current liabilities                 231.3    246.1        219.3

Long-term notes payable and
 capital lease obligations                322.8    401.9        409.8
Other non-current liabilities              81.9     73.1         80.8
Liabilities of discontinued
 operations                                  --      1.8          3.0
----------------------------------------------------------------------
Total liabilities                         636.0    722.9        712.9

Stockholders' equity:
Preferred stock, no par value,
 20.0 shares authorized, no shares
 issued or outstanding                       --       --           --
Common stock, $0.01 par value,
 200.0 shares authorized, 97.0
 shares issued at September 30,
 2007, 96.4 shares issued at June
 30, 2007 and 95.4 shares issued
 at December 31, 2006                       1.0      1.0          1.0
Additional paid-in capital                506.8    495.8        479.3
Accumulated deficit                      (109.2)  (126.5)      (157.1)
Accumulated other comprehensive
 income (loss)                              7.5      1.8         (1.8)
----------------------------------------------------------------------
                                          406.1    372.1        321.4
Less - Treasury stock, at cost,
 1.8 shares at September 30, 2007,
 1.8 at June 30, 2007 and 1.7
 shares at December 31, 2006              (21.8)   (21.6)       (19.8)
----------------------------------------------------------------------
Total stockholders' equity                384.3    350.5        301.6
----------------------------------------------------------------------
Total liabilities and
 stockholders' equity             $     1,020.3 $1,073.4 $    1,014.5
----------------------------------------------------------------------




Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                        Unaudited
                                                    ------------------
                                                    Year to Date Ended
                                                      September 30,
(In millions)                                         2007     2006
----------------------------------------------------------------------

Cash flows from operating activities
  Net income                                        $   49.5 $   47.8
  (Loss) gain from discontinued operations, net of
   tax                                                  (0.9)     0.6
                                                     -------- --------
Net income from continuing operations                   50.4     47.2

Reconciliation to net cash provided by (used for)
 operating activities:
  Depreciation and amortization                         29.8     27.5
  Amortization of debt discount and deferred
   financing costs                                       1.4      1.3
  Deferred income taxes                                 20.5     12.9
  Business consolidation and restructuring expenses      4.1      1.7
  Business consolidation and restructuring payments    (11.2)    (2.3)
  Equity in earnings of affiliated companies            (3.2)    (3.2)
  Dividends from affiliated companies                     --      1.3
  Stock-based compensation                               8.1      6.9
  Excess tax benefits on stock-based compensation       (6.3)    (6.2)
  Loss on early retirement of debt                       1.0       --

Changes in assets and liabilities:
  Increase in accounts receivable                       (7.2)   (20.0)
  Increase in inventories                              (22.3)    (9.4)
  Increase in prepaid expenses and other current
   assets                                               (1.3)    (0.5)
  Decrease in accounts payable/accrued liabilities      (8.4)   (10.7)
  Other - net                                            2.1      4.4
----------------------------------------------------------------------
 Net cash provided by operating activities              57.5     50.9
----------------------------------------------------------------------

Cash flows from investing activities
 Capital expenditures and deposits for property
  purchases                                            (71.5)   (81.8)
 Net proceeds from sale of discontinued operations      84.0       --
 Investment in affiliated companies                     (2.0)      --
----------------------------------------------------------------------
 Net cash provided by (used for) investing
  activities                                            10.5    (81.8)
----------------------------------------------------------------------

Cash flows from financing activities
 Proceeds from senior secured credit facility -
  revolver, net                                           --     11.5
 Repayments of senior secured credit facility - term
  B loan                                               (87.9)    (0.9)
 Repayments of capital lease obligations and other
  debt, net                                             (0.1)     0.9
 Activity under stock plans, including excess tax
  benefits on stock-based compensation                  17.1     10.7
----------------------------------------------------------------------
 Net cash provided by (used for) financing
  activities                                           (70.9)    22.2
----------------------------------------------------------------------
Net cash provided by operating activities,
 discontinued operations                                 7.9      1.5
Net cash used for investing activities, discontinued
 operations                                             (1.8)    (0.5)
Effect of exchange rate changes on cash and cash
 equivalents                                             2.5     (0.4)
----------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents     5.7     (8.0)
Cash and cash equivalents at beginning of period        25.7     21.0
----------------------------------------------------------------------
Cash and cash equivalents at end of period          $   31.4 $   13.0
----------------------------------------------------------------------




Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market Segment
                                                                 Table
Quarters Ended September 30, 2007 and 2006       (Unaudited)       A
----------------------------------------------------------------------
(In millions)                 As Reported      Constant Currency (a)
----------------------------------------------------------------------
                                        B/(W)      FX            B/(W)
Market Segment             2007   2006    %    Effect (b)  2006    %
----------------------------------------------------------------------
 Commercial Aerospace     $152.8 $132.0  15.8 $       2.4 $134.4 13.7
 Industrial                 67.9   67.1   1.2         3.7   70.8 (4.1)
 Space & Defense            60.4   53.2  13.5         0.9   54.1 11.6
----------------------------------------------------------------------
Consolidated Total        $281.1 $252.3  11.4 $       7.0 $259.3  8.4
----------------------------------------------------------------------
Consolidated % of Net
 Sales                       %      %                        %
----------------------------------------------------------------------
 Commercial Aerospace       54.4   52.3                     51.8
 Industrial                 24.1   26.6                     27.3
 Space & Defense            21.5   21.1                     20.9
----------------------------------------------------------------------
Consolidated Total         100.0  100.0                    100.0
----------------------------------------------------------------------




                                                                 Table
Nine Months Ended September 30, 2007 and 2006    (Unaudited)       B
----------------------------------------------------------------------
(In millions)                 As Reported      Constant Currency (a)
----------------------------------------------------------------------
                                        B/(W)      FX            B/(W)
Market Segment             2007   2006    %    Effect (b)  2006    %
----------------------------------------------------------------------
 Commercial Aerospace     $451.5 $410.5  10.0 $       7.3 $417.8  8.1
 Industrial                217.8  211.3   3.1        12.2  223.5 (2.6)
 Space & Defense           184.1  164.8  11.7         3.3  168.1  9.5
----------------------------------------------------------------------
Consolidated Total        $853.4 $786.6   8.5 $      22.8 $809.4  5.4
----------------------------------------------------------------------
Consolidated % of Net
 Sales                       %      %                        %
----------------------------------------------------------------------
 Commercial Aerospace       52.9   52.2                     51.6
 Industrial                 25.5   26.9                     27.6
 Space & Defense            21.6   20.9                     20.8
----------------------------------------------------------------------
Consolidated Total         100.0  100.0                    100.0
----------------------------------------------------------------------


    (a) To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter and nine-months ended September 30, 2006 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2007 and are referred to as "constant currency" sales.

    (b) FX effect is the estimated impact on "as reported" net sales due to changes in foreign currency exchange rates.



Hexcel Corporation and Subsidiaries
                                                                Table
Segment Information                                (Unaudited)     C
----------------------------------------------------------------------
Third Quarter 2007
----------------------------------------------------------------------
                              Composite  Engineered Corporate &
(In millions)                  Materials  Products   Other (a)  Total
----------------------------------------------------------------------
Net sales to external
 customers                   $    224.0 $     57.1 $        -- $281.1
Intersegment sales                  7.6        0.4        (8.0)    --
----------------------------------------------------------------------
 Total sales                      231.6       57.5        (8.0) 281.1

Operating income (loss)            33.9        4.9        (8.6)  30.2
 % Operating margin                14.6%       8.6%              10.7%

Depreciation and amortization       9.2        1.0          --   10.2
Business consolidation and
 restructuring expenses             1.9        0.7          --    2.6
Stock-based compensation
 expense                            0.6        0.2         0.6    1.4
Capital expenditures and
 deposits (b)                      23.5        1.5         0.3   25.3
----------------------------------------------------------------------

Third Quarter 2006
----------------------------------------------------------------------
Net sales to external
 customers                   $    204.6 $     47.7 $        -- $252.3
Intersegment sales                  7.2        0.3        (7.5)    --
----------------------------------------------------------------------
 Total sales                      211.8       48.0        (7.5) 252.3

Operating income (loss)            29.6        4.7       (10.4)  23.9
 % Operating margin                14.0%       9.8%               9.5%
Depreciation and amortization       8.1        0.9          --    9.0
Business consolidation and
 restructuring expenses             0.5         --          --    0.5
Stock-based compensation
 expense                            0.5        0.1         1.0    1.6
Capital expenditures and
 deposits (b)                      28.9        1.9         0.7   31.5
----------------------------------------------------------------------

Nine Months Ended 2007
----------------------------------------------------------------------
Net sales to external
 customers                   $    686.0 $    167.4 $        -- $853.4
Intersegment sales                 25.9        2.1       (28.0)    --
----------------------------------------------------------------------
 Total sales                      711.9      169.5       (28.0) 853.4

Operating income (loss)           109.0       14.9       (29.7)  94.2
 % Operating margin                15.3%       8.8%              11.0%
Depreciation and amortization      26.9        2.8         0.1   29.8
Business consolidation and
 restructuring expenses             3.1        1.0          --    4.1
Stock-based compensation
 expense                            3.2        0.6         4.3    8.1
Capital expenditures and
 deposits (b)                      66.8        2.8         1.9   71.5
----------------------------------------------------------------------

Nine Months Ended 2006
----------------------------------------------------------------------
Net sales to external
 customers                   $    645.4 $    141.2 $        -- $786.6
Intersegment sales                 21.6        0.5       (22.1)    --
----------------------------------------------------------------------
 Total sales                      667.0      141.7       (22.1) 786.6

Operating income (loss)            99.0       16.3       (29.4)  85.9
 % Operating margin                14.8%      11.5%              10.9%
Depreciation and amortization      24.8        2.6         0.1   27.5
Business consolidation and
 restructuring expenses             1.6        0.2        (0.1)   1.7
Stock-based compensation
 expense                            2.2        0.4         4.3    6.9
Capital expenditures and
 deposits (b)                      76.3        3.0         2.5   81.8
----------------------------------------------------------------------


    (a) We do not allocate corporate expenses to the operating segments.

    (b) Includes deposits for capital purchases.



Hexcel Corporation and Subsidiaries                            Table D
Schedule of Net Income from Continuing Operations Per Common Share
----------------------------------------------------------------------
                                                 Unaudited
                                      --------------------------------
                                      Quarter Ended  Nine Months Ended
                                      September 30,    September 30,
(In millions, except per share data)   2007   2006     2007     2006
----------------------------------------------------------------------

Basic net income from continuing
 operations per common share:
Net income from continuing operations $ 18.1 $ 15.2 $ 50.4 $ 47.2 Weighted average common shares
 outstanding                            94.9   93.7      94.4     93.3
----------------------------------------------------------------------

Basic net income from continuing
 operations per common share          $ 0.19 $ 0.16  $   0.53 $   0.50
----------------------------------------------------------------------

Diluted net income from continuing
 operations per common share:
Net income from continuing operations $ 18.1 $ 15.2  $   50.4 $   47.2
Weighted average common shares
 outstanding - Basic                    94.9   93.7      94.4     93.3

Plus incremental shares from assumed
 conversions:
 Restricted stock units                  0.3    0.2       0.4      0.4
 Stock Options                           1.5    1.3       1.4      1.7
----------------------------------------------------------------------
Weighted average common shares
 outstanding-Dilutive                   96.7   95.2      96.2     95.4
----------------------------------------------------------------------

Diluted net income from continuing
 operations per common share          $ 0.19 $ 0.16  $   0.52 $   0.50
----------------------------------------------------------------------




Hexcel Corporation and Subsidiaries                            Table E
Schedule of Interest Expense
----------------------------------------------------------------------
                                                 Unaudited
                                      --------------------------------
                                      Quarter Ended  Nine Months Ended
                                       September 30,   September 30,
(In millions)                          2007   2006    2007     2006
----------------------------------------------------------------------

Interest on debt instruments          $  5.5 $  6.2  $  16.4  $  18.7
Capitalized interest (a)                (0.8)  (1.1)    (1.9)    (2.3)
Banking, commitment and other fees (b)   0.2    0.2      1.1      0.8
Amortization of financing costs and
 discounts (non-cash)                    0.4    0.4      1.3      1.3
----------------------------------------------------------------------
Interest Expense                      $  5.3 $  5.7  $  16.9  $  18.5
----------------------------------------------------------------------


    (a) Interest expense capitalized in connection with our carbon fiber expansion program.

    (b) Includes interest expense of $0.1 million and $0.5 million related to uncertain tax positions for the three- and nine-month periods ended September 30, 2007, respectively.



Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP                            Table F
 Measures
----------------------------------------------------------------------
                                                Unaudited
                                   -----------------------------------
                                    Quarter Ended    Nine Months Ended
                                     September 30,     September 30,
(In millions)                        2007     2006     2007     2006
----------------------------------------------------------------------

GAAP operating income              $   30.2 $   23.9 $   94.2 $   85.9
- Business Consolidation &
 Restructuring Expense                  2.6      0.5      4.1      1.7
- Secondary offering transaction
 costs                                   --       --       --      1.2
----------------------------------------------------------------------
Non-GAAP Operating Income          $   32.8 $   24.4 $   98.3 $   88.8
----------------------------------------------------------------------
Includes:
- Stock Compensation Expense       $    1.4 $    1.6 $    8.1 $    6.9
----------------------------------------------------------------------


    Management believes that operating income and net income before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of Hexcel's overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel's liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.



Hexcel Corporation
Schedule of Total Debt, Net of Cash                            Table G
----------------------------------------------------------------------
                                                Unaudited
                                   -----------------------------------
                                   September 30, June 30, December 31,
(In millions)                          2007        2007       2006
----------------------------------------------------------------------

Notes payable and current
 maturities of capital lease
 obligations                       $        1.8  $   2.0  $       2.5
Long-term notes payable and capital
 lease obligations                        322.8    401.9        409.8
----------------------------------------------------------------------
Total Debt                                324.6    403.9        412.3
Less: Cash and cash equivalents           (31.4)   (36.0)       (25.7)
----------------------------------------------------------------------
Total debt, net of cash            $      293.2  $ 367.9  $     386.6
----------------------------------------------------------------------

    CONTACT: Investors:
             Wayne Pensky, 203-352-6839
             wayne.pensky@hexcel.com
             OR
             Media:
             Michael Bacal, 203-352-6826
             michael.bacal@hexcel.com